UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 19, 2007

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32284 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW International Airport,
Texas		75261
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On September 19, 2007, Kitty Hawk, Inc. (the “Company”) received a written notice from the American Stock Exchange (“AMEX”) advising that the Company was not in compliance with certain of AMEX’s continued listing standards. The notice indicates that as a result of the Company’s continued losses during two of the last three years and its current shareholders’ equity of less than $2,000,000, the Company is below certain of AMEX’s continued listing standards as specified in Sections 1003(a)(i) and 1003(a)(iv) of the AMEX Company Guide.
In order to maintain its AMEX listing, the Company must submit a plan by October 19, 2007, advising AMEX of action it has taken or will take to bring the Company into compliance with the continued listing standards by March 19, 2009. Acceptance of such plan is at the discretion of AMEX. If the plan is accepted, the Company will be able to continue its listing during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the listing standards by March 19, 2009 or fails the periodic reviews, AMEX will initiate delisting proceedings. If the Company does not submit a plan, or if it submits a plan that is not accepted, it may be subject to delisting proceedings.
The Company, at this time, is planning to prepare and submit, in a timely manner, a plan in accordance with AMEX requirements. The Company has already contacted AMEX to confirm receipt of the notice and to advise the staff of AMEX that it intends to submit a plan. There is no guarantee that the Company will be able to complete and timely file a plan, that the plan will be accepted by AMEX or that it will be able to make progress consistent with the plan if it is accepted. Prior to filing the plan and, if a plan is timely filed, while the plan is under review by AMEX, the Company expects that its common stock will continue to trade on AMEX.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(c) EXHIBITS.

Exhibit No.	Description
99.1	Press release of Kitty Hawk, Inc. dated September 25, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/ Steven E. Markhoff
	Name:	Steven E. Markhoff
	Title:	Corporate Secretary

Date: September 25, 2007